(LOGO) CLARION


Report of Management on Compliance

We as members of management of Clarion Partners, LLC (the Company) are responsible for complying with the requirements of Section 3 of the Pooling and Servicing Agreement for the DLJ Commercial Mortgage Corp. Commercial Mortgage Pass-Through Certificates Series 1998 - CF1 ("The Agreement"). We also are responsible for establishing and maintaining effective internal control over compliance with the requirements of Section 3 of the Agreement. We have performed an evaluation of the Company's compliance with the requirements of
Section 3 of the Agreement as of December 31, 1998 and for the period March 1, 1998 to December 31, 1998. Based on this evaluation, we assert that for the period March 1, 1998 to December 31, 1998, the Company complied with all of the requirements of Section 3 of The Agreement.

April 13, 1999

Clarion Partners, LLC,
a New York limited liability company, its authorized agent

Bruce G. Morrison
Authorized Person

CLARION PARTNERS
335  MADISON  AVENUE  *  NEW  YORK,  NY  10017  *  TEL   212-883-2500
E-MAIL surname@clarionp.com